Exhibit 2.4

PLAN OF MERGER

Between

NOBLE LINK GLOBAL LIMITED

AND

ALLIED ESPORTS MEDIA, INC.

THIS PLAN OF MERGER (hereinafter the "Plan of Merger") is made on 9 August 2019.

PARTIES

(1)	NOBLE LINK GLOBAL LIMITED, a company incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004 (the “Act”) on 5 May 2015 (with company number 1872701), whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands (the “Merging Company”); and

(2)	ALLIED ESPORTS MEDIA, INC., a company incorporated in the State of Delaware on 5 November 2018 (with company number 7131224), whose registered office is at National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware, USA (the “Surviving Company”).

(together the “Parties” and each a “Party”)

BACKGROUND

(A)	The Merging Company is a company limited by shares, in good standing at the Registry of Corporate Affairs in the British Virgin Islands and validly existing under the laws of the British Virgin Islands.

(B)	The Surviving Company is a company limited by shares, authorised to issue up to 20,000,000 shares of common stock, and 1,000,000 shares of preferred stock, of USD 0.001 par value each share, in good standing at the office of the Delaware Secretary of State and validly existing under the laws of the State of Delaware.

(C)	The Parties want to merge and enter into this Plan of Merger, pursuant to the provisions of Part IX of the Act (the “Merger”).

(D)	The directors of the Merging Company deem it desirable and in the best interest of the Parties and their members (as the case may be) that the Merging Company be merged into the Surviving Company.

(E)	The directors of the Surviving Company deem it desirable and in the best interest of the Parties and their stockholders (as the case may be) that the Merging Company be merged into the Surviving Company.

(F)	The memorandum and articles of association of the Merging Company were registered with the Registrar of Companies in the British Virgin Islands on 5 May 2015.

(G)	The articles of incorporation of the Surviving Company were registered with the Delaware Secretary of State on November 5, 2018.

AGREED TERMS

1	The constituent companies to this Plan of Merger are the Surviving Company and the Merging Company.

2	The Merging Company is NOBLE LINK GLOBAL LIMITED.

3	The Surviving Company is ALLIED ESPORTS MEDIA, INC..

4	After the Merger, the name of the company will be ALLIED ESPORTS MEDIA, INC..

5	The Merging Company is authorised to issue 50,000 shares of USD1.00 par value each.

6	The Merging Company has 50,000 shares in issue, all of which are entitled to vote on the Merger as one class.

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7	The Surviving Company is authorised to issue 20,000,000 shares of common stock, and 1,000,000 shares of preferred stock, of USD0.001 par value each.

8	The Surviving Company has 11,602,754 shares in issue, all of which are entitled to vote on the Merger as one class.

9	Upon the Merger, the separate corporate existence of the Merging Company shall cease and the Surviving Company shall become the owner, without other transfer, of all the rights and property of the Merging Company and the Surviving Company shall become subject to all liabilities obligations and penalties of the constituent companies.

10	The terms and conditions of the Merger are as follows:

(a)	each share issued and outstanding in the Merging Company on the effective date of the merger shall be cancelled.

11	The constitutional document of the Surviving Company shall be amended and restated in the form attached hereto as Schedule 1.

12	This Plan of Merger was be submitted to and approved by the members and stockholders, as applicable, of both the Surviving Company and Merging Company by way of a Resolution of Shareholders on 5 August 2019.

13	The Surviving Company agrees a service of process may be effected on it in the British Virgin Islands in respect of proceedings for the enforcement of any claim, debt, liability or obligation of the Merging Company or in respect of proceedings for the enforcement of the rights of a dissenting member of the Merging Company against the Surviving Company.

14	The Surviving Company irrevocably appoints Vistra (BVI) Ltd as its agent to accept service of process in the proceedings referred to in this paragraph. The Surviving Company agrees that it will promptly pay to the dissenting members of Noble Link Global Limited the amount, if any, to which they are entitled under the Act.

15	Attached as Schedule 2 is a certificate of merger issued by the Delaware Secretary of State in respect of the Merger.

16	The Merger shall be effective as provided by the laws of the British Virgin Islands.

17	This Plan of Merger may be executed in counterparts.

18	The terms of this Plan of Merger shall control in the event of any conflict between the terms of this Plan of Merger and the Agreement and Plan of Reorganization dated December 19, 2018, as amended, among the Parties, Allied Esports Entertainment, Inc., f/k/a Black Ridge Acquisition Corp., Black Ridge Merger Sub Corp., Ourgame International Holdings Ltd., and Primo Vital Ltd.

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IN WITNESS HEREOF the Parties hereto have caused this Plan of Merger to be executed as a deed on 9 August 2019

/s/ Kwok Leung Frank NG

Kwok Leung Frank NG

Director

NOBLE LINK GLOBAL LIMITED

/s/ Adam Pliska

Adam Pliska

Secretary

ALLIED ESPORTS MEDIA, INC.

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